Exhibit 23.3



                         Consent of Independent Auditors



Board of Directors
Pacific Aerospace & Electronics, Inc.:


We consent to incorporation by reference into this Form S-1 registration statement of Pacific Aerospace & Electronics, Inc. of our report dated June 30, 1998, relating to the consolidated balance sheet of Pacific Aerospace & Electronics, Inc. as of May 31, 1998 and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended, which report appears in the May 31, 1998 annual report on Form 10-K of Pacific Aerospace & Electronics, Inc.


/s/ KPMG PEAT MARWICK LLP

Seattle, Washington
October 30, 1998